Exhibit 99

VF Reports Record Third Quarter 2012 Results, Raises Full Year Guidance and Increases Dividend by 21 Percent

  Total revenues rise 14%, with 6% organic growth in constant dollars
  Gross margin expands 140 basis points to a record 46.7%
  Adjusted operating margin reaches 17.5% (a record 17.1% on a GAAP basis)
  Adjusted EPS up 23% to $3.52 (a record $3.42 on a GAAP basis)
  Full year adjusted EPS guidance raised to $9.60 ($9.68 on a GAAP basis); adjusted EPS now expected to increase 17%
  Quarterly dividend raised 21%

GREENSBORO, N.C.--(BUSINESS WIRE)--October 22, 2012--VF Corporation (NYSE: VFC) today announced results for its third quarter ended September 29, 2012. All per share amounts are presented on a diluted basis. All references to “organic” financial data exclude the Timberland® and Smartwool® brands (“Timberland”), acquired on September 13, 2011. “Adjusted amounts” refer to non-GAAP measures that exclude Timberland acquisition-related expenses and the gain on the sale of John Varvatos Enterprises, Inc. (“John Varvatos”) as described in the “Adjusted Amounts” paragraph at the end of this release.

“Having achieved yet another quarter of record revenue, gross margin and earnings per share performance, we remain on track to deliver a year of outstanding results to our shareholders,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “Our third quarter results clearly demonstrate VF’s unique competitive advantages – diversity across brands, geographic regions and channels; powerful brands that resonate with consumers; and business disciplines that enable the consistent, successful execution of our growth strategies.”

Wiseman concluded, “We are confident in our ability to deliver a very strong fourth quarter across our businesses, supported by higher levels of strategic investments in key brands and markets that are proven drivers of both top and bottom line growth.”

Third Quarter 2012 Review

Revenues rose 14 percent to $3.1 billion from $2.8 billion in 2011. Third quarter revenues from Timberland were $499 million compared with $164 million in the same period of last year; the acquisition was completed on September 13, 2011. Organic revenue growth in the quarter was 2 percent (6 percent in constant dollars) driven by continued strength in the Outdoor & Action Sports, international and direct-to-consumer businesses. The Outdoor & Action Sports, Jeanswear, Sportswear and Imagewear coalitions all achieved growth on a constant dollar basis. The sale of John Varvatos impacted VF’s organic revenue growth by 1 percentage point in the third quarter.

Gross margin rose by 140 basis points to a record 46.7 percent, compared with 45.3 percent in the same period of 2011 with improvements in nearly every business. The higher gross margin also reflects the continued shift in our revenue mix towards higher margin businesses.

Operating income was $551 million on an adjusted basis in the third quarter of 2012 and included adjusted operating income from Timberland of $77 million. On a GAAP basis, third quarter operating income was $537 million compared with $430 million in the same period of the prior year. Acquisition-related expenses for Timberland in the third quarter of 2012 and 2011 were $14 million and $27 million, respectively. Adjusted operating margin was 17.5 percent compared to 16.6 percent in the third quarter of 2011. The current quarter’s operating margin was negatively impacted by 80 basis points by Timberland. On a GAAP basis, operating margin was a record 17.1 percent.

Net income on an adjusted basis was $393 million compared to $321 million in the same period last year. Adjusted earnings per share increased 23 percent to $3.52 per share from $2.87 during last year’s same period. This increase includes the negative impacts from foreign currency translation ($0.18 per share) and higher pension expense ($0.05 per share). Timberland was accretive to third quarter adjusted earnings per share in 2012 and 2011 by $0.54 and $0.25, respectively. Adjusted earnings per share for the quarter exclude Timberland acquisition-related expenses of $0.10 in 2012 and $0.18 in 2011. On a GAAP basis, third quarter net income was $381 million while earnings grew 27 percent to $3.42 per share.

Nine Months 2012 Review

Revenues increased 20 percent to $7.8 billion from $6.5 billion in the first nine months of 2011. The Timberland acquisition accounted for 14 percentage points, or $931 million, of the revenue growth in the period. Organic revenue growth during the first nine months of 2012 was 6 percent; in constant dollars, organic revenue growth in the first nine months was 8 percent. All revenue comparisons include a negative impact of about 1 percentage point from the sale of John Varvatos during the period.

Net income on an adjusted basis increased 13 percent to $734 million in the first nine months of 2012, up from $651 million reported in the same 2011 period. Adjusted earnings per share rose 12 percent during the first nine months to $6.56 from $5.87 in the same period last year. Through the first nine months of 2012, Timberland contributed $0.53 to adjusted earnings per share. Additionally, foreign currency translation and higher pension expense combined have negatively impacted earnings by $0.43 per share. Adjusted earnings per share in the first nine months of 2012 exclude the $0.32 per share gain from the sale of John Varvatos and $0.16 per share in Timberland acquisition-related expenses. On a GAAP basis, net income in the first nine months of 2012 was $752 million while earnings increased 18 percent to $6.72 per share.

Coalition Review

Outdoor & Action Sports delivered another quarter of record performance with revenues up 29 percent and organic revenue growth of 6 percent, or 11 percent in constant dollars. The addition of the Timberland® and Smartwool® brands contributed $499 million to revenues in the quarter.

As anticipated, global revenue growth in the current quarter for The North Face® brand moderated from prior periods, increasing 5 percent, or 8 percent in constant dollars. High single-digit growth in the Americas region and exceptionally strong growth in Asia were offset by a mid-single digit constant dollar decline in Europe. The North Face® brand remains on track for mid-teen constant dollar revenue growth both in the fourth quarter and for the full year. The Vans® brand achieved a 21 percent (26 percent in constant dollars) increase in global revenues in the quarter, with double-digit revenue growth in the Americas, Europe and Asia regions. Based on the Vans® brand’s exceptional performance year to date, full year constant dollar revenue growth should approximate 25 percent. On a full quarter basis, Timberland constant dollar revenues declined slightly in the third quarter. On a full year basis, Timberland should achieve a modest increase in revenues on a constant dollar basis.

Excluding Timberland, Outdoor & Action Sports operating income rose 16 percent and operating margin increased 220 basis points to an all-time high of 25.7 percent compared with 23.5 percent in the 2011 period. On a GAAP basis, operating income for the coalition increased 29 percent with a flat year-over-year operating margin, reflecting the impact of Timberland.

Double-digit constant dollar revenue growth in Outdoor & Action Sports should continue in the fourth quarter, driven by strong performance by The North Face® and Vans® brands. Both brands should benefit from new store openings, and comp store and e-commerce growth, supported by higher levels of marketing spending in key regions. For the full year, Outdoor & Action Sports revenues are expected to grow at the higher end of the 25-30 percent range provided in February 2012, with constant dollar organic revenues growing at a mid-teen percentage rate.

Jeanswear revenues were down 1 percent (up 1 percent in constant dollars) in the quarter, reflecting a 3 percent increase in U.S. sales, a high single-digit increase in its Asia business and a double-digit (constant currency) increase in the Latin/Central American region. These increases were offset by the continuation of challenging economic conditions in Europe.

Jeanswear operating margin improved significantly, up 320 basis points to 18.3 percent with operating income up 19.8 percent over the prior year period. The improvement was driven by lower product costs and a significant improvement in European Jeanswear profitability. Jeanswear continues to anticipate mid single-digit constant dollar revenue growth for the full year and operating margin expansion of more than 100 basis points.

Imagewear revenues grew 3 percent in the third quarter. As expected, the revenue comparison was impacted by the exceptionally strong growth achieved in the prior year’s third quarter, which included expanded distribution in the protective apparel business. As anticipated, operating income and margin both declined in the quarter, as higher product costs continued to negatively impact the business. As these cost impacts subside, operating margin in the fourth quarter should increase over that of the prior year’s same period.

With strong first half growth from its Image business and strong second half growth from its Licensed Sports Group, Imagewear coalition revenues are on track for mid single-digit growth for the full year, consistent with guidance given in February. Operating margin should remain strong, approximating that of the prior year.

Sportswear revenues increased 2 percent in the third quarter, tempered by a shift in the timing of special programs into the fourth quarter as well as lower distressed sales. Both the Nautica® and Kipling® (U.S.) brands achieved double-digit direct-to-consumer growth in the quarter. Sportswear operating income was up slightly in the quarter, with operating margin about flat with the prior year period.

Both the Nautica® and Kipling® (U.S.) brands expect to deliver strong double-digit revenue growth in the fourth quarter, with total Sportswear revenues for the full year expected to increase at a high single-digit rate.

Contemporary Brands revenues were down 17 percent in the quarter (down 15 percent in constant dollars), with the decline primarily due to the sale of John Varvatos, which occurred in April 2012. Excluding John Varvatos in both the 2011 and 2012 periods, revenues decreased 1 percent (increased 2 percent in constant dollars). The revenue comparisons were negatively impacted by a reduction in sales of excess inventories for the 7 For All Mankind® brand, which benefited the coalition’s profitability in the quarter. The Splendid® and Ella Moss® brands, on a combined basis, achieved a high teen rate of revenue growth in the quarter.

Contemporary Brands achieved a significant improvement in profits and profitability in the third quarter, with operating income increasing 66 percent and operating margin expanding by 650 basis points to 12.9 percent. Excluding John Varvatos from the third quarters of 2011 and 2012, operating margin improved 540 basis points, to 12.9 percent in the 2012 period from 7.5 percent in the prior year.

Due to the John Varvatos sale, total Contemporary Brands coalition revenues are expected to decline at a high single-digit rate in 2012. Excluding John Varvatos, Contemporary Brands coalition revenues should increase at a high single-digit rate in 2012.

International Review (In Constant Dollars)

International revenues increased 28 percent in the third quarter, with 20 percentage points of the growth attributable to Timberland. As anticipated, organic revenue growth in Europe decelerated in the quarter, rising by 3 percent. The Vans® brand continued its exceptional growth in Europe with revenues up 47% in constant dollars in the quarter. Higher revenues were also achieved in Europe by the Kipling® and Napapijri® brands. In Asia, organic revenues increased 25 percent. Strong growth in The North Face®, Kipling® and Lee® brands continued in China, where organic revenues grew 23 percent in the quarter. International revenues reached 40 percent of total revenues in the quarter compared with 38 percent in the third quarter of 2011.

Direct-to-Consumer Review

Direct-to-consumer revenues increased 28 percent in the third quarter, with 19 percentage points of the growth attributable to Timberland. The North Face® brand’s direct-to-consumer business continued to post strong growth, up 10 percent in the quarter. The Vans® brand’s direct-to-consumer business also demonstrated solid results, with revenues rising by 18 percent. Direct-to-consumer revenues for the Nautica®, 7 For All Mankind® and Kipling® brands each achieved healthy growth during the quarter. A total of 42 stores were opened across our brands in the quarter, bringing the total number of owned retail stores to 1,101. Direct-to-consumer revenues reached 18 percent of VF’s total revenues in the quarter compared with 16 percent in the 2011 period.

Balance Sheet Review

Inventories remain tightly controlled and were down 1 percent from September 2011 levels. Given anticipated strong cash generation, the company expects to pay off all commercial paper by the end of the year.

2012 Earnings Per Share Guidance Raised

Based on strong results achieved in the first nine months of 2012, full year adjusted earnings per share are now expected to be approximately $9.60 per share, up $0.10 from the $9.50 per share guidance provided on July 19. The company also indicated plans to increase its fourth quarter global marketing investment over previously expected levels, particularly in The North Face® and Vans® brands, to capitalize on current momentum, support growth in key strategic regions and connect even more deeply with consumers. In addition, given a revised assumed euro to U.S. dollar conversion rate of 1.25 for the fourth quarter, the full year negative impact of foreign currency translation is now estimated at $0.35 per share compared to prior guidance of $0.42 per share.

The expected adjusted earnings contribution from Timberland in 2012 remains at $1.10 per share, as compared with $0.60 in 2011, and is approximately $0.57 in the fourth quarter versus $0.34 in the same period of 2011. The impact on earnings from higher pension expense in 2012 remains at $0.19 per share. Guidance for adjusted earnings per share continues to exclude two items: 1) Timberland acquisition-related expenses of $0.24 per share, and 2) the $0.32 per share gain from the sale of John Varvatos. Inclusive of these two items, 2012 earnings per share on a GAAP basis is now expected to reach $9.68.

Top line guidance for 2012 remains at $10.9 billion, an increase of approximately 15 percent, or 17 percent in constant dollars, with Timberland accounting for just under $1 billion of the growth. Excluding Timberland, revenues are expected to rise by approximately 6 percent, or 8 percent in constant dollars. Each of the above comparisons includes about a one percentage point negative impact from the sale of John Varvatos.

Reflecting gross margin improvement across nearly all coalitions and an increasingly higher percentage of revenues coming from higher margin businesses, full year gross margin is expected to improve by approximately 80 basis points in 2012, driven by a substantial year-over-year improvement in the fourth quarter. The company continues to expect cash flow from operations to reach a record $1.2 billion in 2012.

In the fourth quarter, which marks the first fully comparable period with Timberland under VF’s ownership, constant dollar revenue growth is expected to increase by about 7 percent over the same period last year. This also includes a one-percentage point negative impact from the sale of John Varvatos. Given expectations for stronger revenue growth comparisons across all coalitions, a greater contribution to earnings from its highly profitable and growing direct-to-consumer business, and more normalized product costs, adjusted earnings per share for the fourth quarter should post the strongest comparison of the year, increasing by just over 30 percent.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other costs related to the acquisition of Timberland, which approximated $14 million pretax ($0.10 per share) in the third quarter and $24 million pre-tax ($0.16 per share) in the first nine months of 2012, and are currently estimated at $35 million pre-tax ($0.24 per share) for the full year. Additionally, adjusted amounts in 2012 exclude the gain on the sale of John Varvatos of approximately $42 million pre-tax ($0.32 per share inclusive of a $0.10 per share tax benefit triggered by the sale). Adjusted amounts in 2011 exclude Timberland acquisition-related expenses of $26.6 million ($0.18 per share) in the third quarter and first nine months of the year. Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Dividend Increased

VF’s Board of Directors declared a quarterly dividend of $0.87 per share, reflecting a $0.15 or 21 percent increase over the previous quarter’s dividend. The dividend is payable December 20, 2012 to shareholders of record on December 10, 2012. This marks the 40th consecutive year of higher dividend payments to shareholders.

Webcast Information

VF will hold its third quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. Interested parties should call 800-500-0920 (domestic) or 719-457-2653 (international) to access the call. The conference call will also be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from October 22 through October 29, 2012 via telephone at 877-870-5176 (access code: 2649529), or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s largest five brands are The North Face®, Wrangler®, Timberland®, Vans®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and Smartwool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; VF’s response to changing fashion trends; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF’s ability to maintain the strength and security of its information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees and distributors of the value of VF’s brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

(Financial Tables Follow)

VF CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September
	2012	2011	2012	2011

Net sales	$3,119,614	$2,727,704	$7,762,660	$6,486,046

Royalty income	28,740	22,367	83,935	62,947

Total revenues	3,148,354	2,750,071	7,846,595	6,548,993

Costs and operating expenses
Cost of goods sold	1,678,090	1,504,982	4,222,368	3,533,429
Marketing, administrative and general expenses	933,372	814,971	2,609,248	2,122,132
	2,611,462	2,319,953	6,831,616	5,655,561

Operating income	536,892	430,118	1,014,979	893,432

Interest income	632	1,371	2,858	3,847
Interest expense	(23,841)	(20,671)	(70,779)	(52,573)
Other income (expense), net	1,569	(6,473)	44,872	(11,139)

Income before income taxes	515,252	404,345	991,930	833,567

Income taxes	133,934	102,933	239,960	201,168

Net income	381,318	301,412	751,970	632,399

Net (income) loss attributable to noncontrolling interests	-	(712)	(139)	(1,628)
Net income attributable to VF Corporation	$381,318	$300,700	$751,831	$630,771

Earnings per common share attributable to VF
Corporation common stockholders
Basic	$3.48	$2.74	$6.85	$5.79
Diluted	3.42	2.69	6.72	5.69

Weighted average shares outstanding
Basic	109,557	109,643	109,800	108,982
Diluted	111,488	111,582	111,849	110,829

Cash dividends per common share	$0.72	$0.63	$2.16	$1.89

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2012, December 2011 and September 2011 relate to the 13 week, 52 week and 13 week fiscal periods ended September 29, 2012, December 31, 2011 and October 1, 2011, respectively.

VF CORPORATION
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share amounts)

	September	December	September
	2012	2011	2011

ASSETS
Current assets
Cash and equivalents	$304,603	$341,228	$337,391
Accounts receivable, less allowance for doubtful accounts of:
September 2012 - $55,606; December 2011 - $54,010;
September 2011 - $57,279	1,612,579	1,120,246	1,547,741
Inventories:
Finished products	1,500,595	1,197,928	1,513,801
Work in process	99,035	86,902	89,261
Materials and supplies	159,056	168,815	174,840
	1,758,686	1,453,645	1,777,902

Other current assets	322,932	272,825	279,358
Total current assets	3,998,800	3,187,944	3,942,392

Property, plant and equipment	1,925,601	1,830,039	1,787,668
Less accumulated depreciation	1,150,125	1,092,588	1,082,733
	775,476	737,451	704,935

Intangible assets	2,922,233	2,958,463	2,978,238
Goodwill	2,003,855	2,023,460	2,077,701
Other assets	431,368	405,808	415,782
Total assets	$10,131,732	$9,313,126	$10,119,048

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$741,008	$281,686	$1,145,845
Current portion of long-term debt	402,838	2,744	2,709
Accounts payable	535,367	637,116	666,845
Accrued liabilities	756,629	744,486	849,165
Total current liabilities	2,435,842	1,666,032	2,664,564

Long-term debt	1,429,824	1,831,781	1,832,412
Other liabilities	1,339,282	1,290,138	1,162,173
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $1; shares authorized, 25,000,000: no shares
outstanding in 2011 or 2012	-	-	-
Common Stock, stated value $1; shares authorized, 300,000,000; shares outstanding; September 2012 - 109,937,451;
December 2011 - 110,556,981; September 2011 - 110,081,241	109,937	110,557	110,081
Additional paid-in capital	2,497,795	2,316,107	2,280,544
Accumulated other comprehensive income (loss)	(386,853)	(421,477)	(279,966)
Retained earnings	2,705,905	2,520,804	2,348,152
Total equity attributable to VF Corporation	4,926,784	4,525,991	4,458,811
Noncontrolling interests	-	(816)	1,088
Total stockholders' equity	4,926,784	4,525,175	4,459,899
Total liabilities and stockholders' equity	$10,131,732	$9,313,126	$10,119,048

VF CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September
	2012	2011

Operating activities
Net income	$751,970	$632,399
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation	104,628	85,398
Amortization of intangible assets	36,130	29,092
Other amortization	26,025	17,554
Stock-based compensation	73,149	54,247
Pension expense in excess of contributions	57,674	32,153
Gain on sale of business	(42,000)	-
Other, net	15,709	(83,439)
Changes in operating assets and liabilities, net of purchases and sales of businesses:

Accounts receivable	(502,501)	(573,511)
Inventories	(317,761)	(328,330)
Other current assets	(23,854)	44,109
Accounts payable	(100,101)	(19,681)
Accrued compensation	(20,153)	1,257
Accrued income taxes	(17,095)	26,576
Accrued liabilities	42,078	39,238
Other assets and liabilities	18,707	14,105
Cash provided (used) by operating activities	102,605	(28,833)

Investing activities
Capital expenditures	(190,277)	(98,173)
Business acquisition, net of cash acquired	(1,750)	(2,207,065)
Proceeds from sale of business	68,519	-
Trademarks acquisition	-	(56,598)
Software purchases	(12,509)	(14,836)
Other, net	(3,429)	(3,280)
Cash used by investing activities	(139,446)	(2,379,952)

Financing activities
Net increase in short-term borrowings	459,173	1,127,805
Payments on long-term debt	(2,079)	(1,932)
Proceeds from long-term debt	-	898,450
Payment of debt issuance costs	-	(5,969)
Purchase of Common Stock	(306,422)	(6,941)
Cash dividends paid	(237,520)	(206,277)
Proceeds from issuance of Common Stock, net	45,668	109,671
Tax benefits of stock option exercises	39,455	22,037
Acquisition of noncontrolling interest	-	(108)
Cash (used) provided by financing activities	(1,725)	1,936,736

Effect of foreign currency rate changes on cash and equivalents	1,941	17,201

Net change in cash and equivalents	(36,625)	(454,848)

Cash and equivalents - beginning of year	341,228	792,239

Cash and equivalents - end of year	$304,603	$337,391

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(Unaudited)
(In thousands)

	Three Months Ended September		Nine Months Ended September
	2012	2011	2012	2011

Coalition Revenues
Outdoor & Action Sports	$1,852,267	$1,436,832	$4,156,208	$2,942,975
Jeanswear	718,812	727,595	2,054,529	2,020,205
Imagewear	284,526	277,564	813,540	768,446
Sportswear	154,190	151,826	394,593	383,992
Contemporary Brands	104,165	126,182	339,016	356,201
Other	34,394	30,072	88,709	77,174

Total coalition revenues	$3,148,354	$2,750,071	$7,846,595	$6,548,993

Coalition Profit
Outdoor & Action Sports	$413,012	$320,876	$697,181	$554,253
Jeanswear	131,447	109,691	335,566	327,182
Imagewear	37,463	39,728	110,753	116,897
Sportswear	18,499	18,294	40,711	37,382
Contemporary Brands	13,436	8,076	40,286	28,449
Other	1,377	7	133	(2,003)

Total coalition profit	615,234	496,672	1,224,630	1,062,160

Corporate and Other Expenses	(76,773)	(73,027)	(164,779)	(179,867)
Interest, net	(23,209)	(19,300)	(67,921)	(48,726)

Income Before Income Taxes	$515,252	$404,345	$991,930	$833,567

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended September 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$1,852,267	$(58,977)	$1,911,244
Jeanswear	718,812	(18,736)	737,548
Imagewear	284,526	(722)	285,248
Sportswear	154,190	-	154,190
Contemporary Brands	104,165	(2,726)	106,891
Other	34,394	-	34,394

Total coalition revenues	$3,148,354	$(81,161)	$3,229,515

Coalition Profit
Outdoor & Action Sports	$413,012	$(19,210)	$432,222
Jeanswear	131,447	(2,578)	134,025
Imagewear	37,463	(206)	37,669
Sportswear	18,499	-	18,499
Contemporary Brands	13,436	(435)	13,871
Other	1,377	-	1,377

Total coalition profit	615,234	(22,429)	637,663

Corporate and Other Expenses	(76,773)	-	(76,773)
Interest, net	(23,209)	-	(23,209)

Income Before Income Taxes	$515,252	$(22,429)	$537,681

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Nine Months Ended September 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$4,156,208	$(104,550)	$4,260,758
Jeanswear	2,054,529	(40,023)	2,094,552
Imagewear	813,540	(1,719)	815,259
Sportswear	394,593	-	394,593
Contemporary Brands	339,016	(6,366)	345,382
Other	88,709	-	88,709

Total coalition revenues	$7,846,595	$(152,658)	$7,999,253

Coalition Profit
Outdoor & Action Sports	$697,181	$(29,428)	$726,609
Jeanswear	335,566	(3,522)	339,088
Imagewear	110,753	(428)	111,181
Sportswear	40,711	-	40,711
Contemporary Brands	40,286	(1,067)	41,353
Other	133	-	133

Total coalition profit	1,224,630	(34,445)	1,259,075

Corporate and Other Expenses	(164,779)	-	(164,779)
Interest, net	(67,921)	-	(67,921)

Income Before Income Taxes	$991,930	$(34,445)	$1,026,375

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	September 2012	Margin	September 2011	Margin

Operating Income, as reported under GAAP	$536,892	17.1%	$430,118	15.6%

Timberland acquisition-related expenses	14,358		26,649

Operating Income, as adjusted	$551,250	17.5%	$456,767	16.6%

Timberland profit, excluding acquisition-related expenses	(77,356)

Operating Income, excluding Timberland	$473,894	17.9%

Net Income, as reported under GAAP	$381,318		$300,700

Timberland acquisition-related expenses	11,324		19,949

Gain on sale of John Varvatos Enterprises, Inc.	-		-

Net Income, as adjusted	$392,642		$320,649

	VF Corporation	Timberland	VF Corporation	Timberland
	Three Months	Three Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	September 2012	September 2012	September 2011	September 2011

Diluted earnings per share, as reported under GAAP	$3.42	$0.44	$2.69	$0.07

Timberland acquisition-related expenses	0.10	0.10	0.18	0.18

Gain on sale of John Varvatos Enterprises, Inc.	-	-	-	-

Diluted earnings per share, as adjusted	$3.52		$2.87

Timberland impact on diluted earnings per share, as adjusted		$0.54		$0.25

Non-GAAP Financial Information
The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of Timberland and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands)

	Nine Months		Nine Months
	Ended	Operating	Ended	Operating
	September 2012	Margin	September 2011	Margin

Operating Income, as reported under GAAP	$1,014,979	12.9%	$893,432	13.6%

Timberland acquisition-related expenses	23,954		26,649

Operating Income, as adjusted	$1,038,933	13.2%	$920,081	14.0%

Timberland profit, excluding acquisition-related expenses	(73,441)

Operating Income, excluding Timberland	$965,492	14.3%

Net Income, as reported under GAAP	$751,831		$630,771

Timberland acquisition-related expenses	18,049		19,949

Gain on sale of John Varvatos Enterprises, Inc.	(35,975)		-

Net Income, as adjusted	$733,905		$650,720

				VF Corporation	Timberland
	VF Corporation	Timberland	VF Corporation	Guidance	Guidance
	Nine Months	Nine Months	Nine Months	Year	Year
	Ended	Ended	Ended	Ended	Ended
	September 2012	September 2012	September 2011	December 2012	December 2012

Diluted earnings per share, as reported under GAAP	$6.72	$0.37	$5.69	$9.68	$0.86

Timberland acquisition-related expenses	0.16	0.16	0.18	0.24	0.24

Gain on sale of John Varvatos Enterprises, Inc.	(0.32)	-	-	(0.32)	-

Diluted earnings per share, as adjusted	$6.56		$5.87	$9.60

Timberland impact on diluted earnings per share, as adjusted		$0.53			$1.10

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of Timberland and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA, 212-841-7141 or 336-424-6189
VP, Corporate Relations
or
Lance Allega, 336-424-6082
Director, Investor Relations